Revohloo

Welcome to the Revolution - Get ready for the next leap in music video entertainment with Revohloo!


Revohloo
REMIX
LET'S CREATE SOMETHING
2023 REVOHLOO,INC ALL RIGHTS RESERVERD

Invest

$99 minimum investment

DEADLINE: June 28, 2024

in 11 days

SHARE PRICE

$0.30

TOTAL RAISED

$47,039

VALUATION

$18,112,101

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

The music industry is constantly evolving, and Revohloo is proud to be at the forefront of this evolution. We recognize the need for new digital products and services that not only meet the changing demands of consumers but also provide new compensation opportunities for artists and rights-holders.

PROBLEM

The music industry has undergone a significant transformation in recent years, driven largely by technological advancements and changes in consumer behavior. While physical record sales used to be a major source of revenue for recording artists, they now account for only a small percentage of their income. This has forced artists to rely heavily on other revenue streams, such as touring and streaming services, to make a living.

However, even with the rise of streaming services, artists face challenges when it comes to monetizing their music videos beyond platforms like YouTube. While YouTube is an excellent platform for reaching a large audience, it may not always be the most profitable option for artists, as it typically only pays out a fraction of a penny per stream.

As a result, there is a need for new digital service providers and technologies that can help artists monetize their music videos and other content in a more effective and sustainable way. Ultimately, as the music industry continues to evolve, it may be crucial for artists, labels, and digital service providers to work together to find new ways to monetize content and create sustainable revenue streams. By embracing new technologies and exploring innovative business models, the industry can continue to thrive and grow in the years to come.

SOLUTION

Our technology was created to spark a revolution of creativity and collaboration between artists, directors and record labels looking to take their music video experience to the next level.

Our solution aims to answer two questions:

- How can we make music videos more engaging for fans?
- How can we dramatically increase music video revenue?

We believe our Flagship product has the potential to answer both of those questions and revolutionize music video entertainment – that is why it's called Revohloo, a play off The Revolution of Music Video Entertainment.

Giving fans the ability to Remix and Create their own official versions of their favorite artists' music videos, with 256 new variations available, fans can choose a different beginning, middle, and end. This makes each Revohloo music video a unique, interactive and entertaining experience that we believe fans will love!

But Revohloo doesn't just aim to benefit fans – **our technology is designed to present a brand new opportunity for artists to monetize their content**. Artists & Rights-holders may generate additional revenue with Revohloo and because of our AdDefender technology, advertisers have the opportunity to pay a premium.


REMIX
CREATE
REMIX 256 VERSIONS
Revohloo
& 256 VERSIONS TO SHARE!!
MUSIC VIDEO WILL NEVER BE THE SAME!!
THE REVOLUTION OF MUSIC VIDEO ENTERTAINMENT
CALCULATED HIT
256 VERSIONS
Revohloo
Revohloo
To Boldly Go, Where No
MUSIC VIDEO
Has Gone Before!
GOOD BUSINESS
Revohloo
NEW SINGLE
THE NEW WAVE
Revohloo
CLICK
Download on the
App Store
SCAN
Available for Download on the App Store

GET Revohloo


9:41
Revohloo
Welcome to the Revohloo-tion
Remix, Create & Share Music Videos
And Discover Your Favorite New Artists!
Sign up
Login



Available on the App Store for iPhone


MONETIZE
Revohloo
©2024 Revohloo, Inc. Rights Reserved.
RMM
RODERICK MUSIC MARKETING
Exclusive
LIVE STREAMING
GET
Revohloo
NOW
4 FREE
ALERT!
MOODS
(STORIES)
ALERT!
FEATURING
REEL COMMENTS
VIDEO COMMENTING IS HERE!
PATENT PENDING TECHNOLOGY
YOU CAN DROP
A PUBLIC OR PRIVATE
COMMENT
PLUS
A LOT MORE
COOL STUFF
We've enhanced how people engage with Moods by allowing comments to be shared publicly and privately!

Revohloo is excited to announce that we are applying for a new provisional patent to protect our innovative technology and designs. We believe our unique approach to music video content creation and monetization is not covered in previous non-provisional patent applications, potentially making this new patent crucial to safeguarding our intellectual property.

The new **provisional patent** is designed to cover our latest developments and enhancements to our platform, ensuring that our technology remains exclusive to Revohloo. Our team of legal experts are currently working to ensure that the patent application process runs smoothly and efficiently.

At Revohloo, we believe in the power of innovation and are committed to protecting our intellectual property. We believe our new provisional patent can help us to continue providing high-quality products and services to our clients and users, while safeguarding our proprietary technology.

EXCITING UPDATE!

We're excited to share that Revohloo has recently filed a non-provisional patent application, which is currently awaiting approval. Stay tuned for further updates as we continue to make progress towards this significant milestone. Together, we are shaping the future of Revohloo!

BUSINESS MODEL

Music may never be the same . . . LITERALLY!! With innovative technologies at its core, our technology delivers an unparalleled, engaging, and enjoyable experience. Join us as we endeavor to transform how the world enjoys music videos and increase global recorded music video revenue!

Our ultimate goal is to increase global music video revenue.



Revohloo is an Ad Supported Digital Service Provider


Revohloo©
Revenue Model
Pre-Roll Ads Served in front of Music Videos
In-Stream Ads on Homepage
Interstitial Ads Served in Moods (our stories)
OnStream Ads by QORTEX
Ad-Supported DSP
© 2023 Revohloo, Inc. All Rights Reserved.

Revohloo is an ad-supported service, with exciting new and traditional advertising models like ***pre-roll ads*** which play in front of standard music videos and content. The BIG thing which makes Revohloo different is our non traditional revenue share for pre-roll ads.

Artists & Rights-holders may earn an unprecedented 100% of the net standard music video ad revenue. We plan to only deduct the cost of bandwidth and a processing fee to cover the cost of cutting them checks. **Revohloo plans to take 0% of the profits from traditional pre-roll ads**. Artists & Rights-holders may get to keep about 90% of the revenue generated from traditional pre-roll ads for their standard music videos.

100% of the gross Revohloo music video revenue is planned to be split 50/50 between Revohloo and the Artists & Rights holders.

How Artists May Make Money

Revohloo Live: **Monetized Artists Pages** our new website offers artists another tool with revenue share created for recording artists and content creators. Revohloo plans to allow creators to keep 50% of the gross revenue generated from Revohloos'.

We also plan to offer flexible subscription options that may allow you to set your own prices for weekly or monthly subscriptions. You can choose to offer these subscriptions for free or at a price that you determine, giving you more control over your earnings.


Find a creator
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Revohloo LIVE
MONETIZED ARTIST PAGE
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CEO
Founder/CEO/Hustler @Revohloo
Edit my page
7 Posts
3 Photos
3 Videos
0 Audio
About me
15 Likes
2 Subscribers
United States
Member since Mar 28, 2023
I'm currently spearheading a revolutionary music video app called Revohloo. Along with my team, we're making waves in the music industry by bringing a unique & immersive experience to
Welcome to the Revolution!
Publish


Revohloo LIVE
01 EARN 100% OF THE NET STANDARD MUSIC VIDEO & CONTENT AD REVENUE
02 EARN 50% OF THE GROSS REVOHLOO MUSIC VIDEO AD REVENUE
03 FREE AND PAID WEEKLY & MONTHLY SUBSCRIPTIONS
04 LIVE STREAM FOR FREE OR SET YOUR FEE
05 COLLECT TIPS FROM YOUR HOMEPAGE & LIVE STREAMS
LIVE
© Revohloo, Inc. Revohloo.Live All Rights Reserved.

Our live streaming features are designed to allow artists to earn revenue by offering free or paid live streams to your fans. You can collect tips from your fans during these live streams, potentially further boosting your earnings. We do plan to charge a 20% platform fee for subscriptions, tips, and live streams, but we believe that our features and opportunities for earning more revenue may genuinely create value for artists and content creators.

WHO WE'RE WORKING WITH:

Matt Alonzo, otherwise known as the **"The Content King®"** is at the top of his game. You may know Alonzo as one of the top music video directors of our generation, working with music industry legends like **Justin Bieber, Chris Brown, Lil Wayne, Pitbull, Dadju, Tyrese, Sophia Grace, Soulja Boy, Tyler the Creator, YG, Common, Nas, Diddy,** and the list goes on and on.

Mr. Alonzo got his start when he posted an unofficial version of a Lil' Wayne concert which many thought was the official version since it was titled as the "Official Music Video," on YouTube, which garnered 1 million views in the first day and he caught the attention of industry insiders like DJ Skee Jimmy Iovine.

Alonzo wouldn't be a part of a company that didn't respect the artists, as he has a deep love for them that's spanned his whole life. In a recent interview, Alonzo said that "After 200+ music videos what I've realized is the music video is not mine" as the director. Alonzo, continues to work with top artists who are at the top of the music industry. It is good to be the King, especially when it comes to content, in an industry that dictates trendsetting material.

When asked what excites him about Revohloo, Alonzo said ***"Everything! From my filmmaker perspective, I'm thrilled with having the ability to extend the life of my visuals. From my artist management perspective it gives the artist a new and lucrative revenue stream..."***

You can check out more with Matt, here.


Matt Alonzo
The Content King®
When asked what excites him about Revohloo, Alonzo said "Everything! From my filmmaker perspective, I'm thrilled with having the ability to extend the life of my visuals. From my artist management perspective it gives the artist a new and lucrative revenue stream..."
MattAlonzo.com

Meet **Damien Roderick**, also known as "Big Percy" or simply "Percy." He is a force to be reckoned with in the world of marketing and promotion, fueled by a deep-rooted passion for his craft. Hailing from Pomona, California, Percy has been making waves in the entertainment industry for decades. As the CEO of Roderick Music Marketing (RMM), a company established in 1991, Percy specializes in brand development, marketing strategies, and securing lucrative sponsorships for some of the biggest names in music, sports, and entertainment.

Percy's work is defined by his unwavering commitment to collaboration. He has formed partnerships with iconic figures such as **Snoop Dogg, Warren G, Wiz Khalifah, The Dogg Pound, French Montana, Paris Hilton, Ja Rule, Bow Wow, Ray J**, and many other renowned entertainers. Through RMM, Percy has successfully collaborated on countless movies, TV shows, and sports ventures, even bridging the gap between small businesses and the mainstream. His ability to bring together diverse talents has resulted in impactful campaigns and unforgettable events that leave a lasting impression. Percy's creative prowess knows no bounds, and he continues to push boundaries and set new standards in the industry.



The Losangeles Herald Search

PUBLISHED ON APRIL 22, 2024

BY SARAH STEELE

Home › Top Stories › Revohloo Redefines Music Videos with Marketing Mogul Bigg Percy

REVOHLOO REDEFINES MUSIC VIDEOS WITH MARKETING MOGUL BIGG PERCY

TOP STORIES

Photo: Fredwill Hernandez

Revohloo CoCEO Robbie "Robz" DeBarros (left), brand icon "Little P" (middle), and Bigg Percy founder of Roderick Music Marketing (right) as new President of Marketing.

MARKET

The rise of streaming video consumption and user-generated content has created an insatiable appetite for cutting-edge, interactive video platforms. And guess what? We believe Revohloo is leading the charge with its technology that may revolutionize the way we experience music videos.



Streaming Drives Global Music Industry Resurgence
Global recorded music industry revenues (in billion U.S. dollars)*
Physical
Downloads and other digital (excl. streaming)
Others**
Streaming
2001: Apple releases the first iPod
2015: Apple debuts Apple Music
2003: Apple opens the iTunes Store
2008: Spotify launches in parts of Europe
2011: Spotify launches in the U.S.
$26.2B
$30B
$20B
$10B
$0B
2001
2005
2010
2015
2020
'22
* not adjusted for inflation
** includes performance rights and synchronization revenues
Source: IFPI
statista

Statista

2022 was another good year for the music industry. According to IFPI's latest Global Music Report, worldwide recorded music revenues totaled $26.2 billion last year, up 9 percent from the previous year's total of $24 billion. This marks the eighth consecutive year of growth for the global music industry after nearly two decades of gradual decline.


Streaming is set to propel global music revenue to record highs.
$40 Billion
$35B
$30B
$20B
$15B
$10B
$5B
$0B
Physical
Download
Streaming
1998
2000
2002
2004
2006
2008
2010
2012
2014
2016
2018E
2020E
2024E
2026E
2028E
2029E
2030E

Goldman Sachs

WHAT FEATURES ARE WE ADDING NEXT?


Revohloo
Discover Artists
AirPods Pro de Lucas - Find My
Connected
DON DINERO
Don Dinero
The first major American-born, Spanish-rapping hip-hop artist to make the major-label jump and find widespread commercial acceptance, Don Dinero was one of a kind -- for a moment, that is, before a legion of followers like Pitbull followed in his footsteps. - Read-More
FOLLOW
LIVE STREAMS
REVOHLOO
MUSIC
VIDEO
HIPHOP
ROCK
POP
KPOP

We are excited to announce that our Roku and Amazon Fire TV channels are now available in the Revohloo App!

Tune in to either of our 24-hour channels for Ad-Free Entertainment and explore our Video on Demand library featuring some of America's Hottest Independent Recording Artists.

Plus, get ready for the launch of Revohloo PPV (pay-per-view) bringing you exclusive content and live performances.

We are also revolutionizing the way artists earn revenue with innovative advertising models for music videos, designed to generate ten times more revenue than traditional methods.

Join us on Roku and Fire TV and experience the future of entertainment with Revohloo!

TEAM



Tracy DeBarros
Founder/Co-CEO

Founder and inventor of Revohloo, Inc's, patent pending interactive music video technology and the driving force leading the company. Tracy has 20+ years of professional experience, primarily in the music and entertainment industry, and a passion for technology and business model development. DeBarros is a serial entrepreneur that has experience in a wide array of roles such as: artist, promoter, street team manager, indie record label owner, executive producer, artist manager, concert & night club promoter, general manager. Experienced in managing teams of up to 35 individuals. Prior to Revohloo, Inc. Tracy managed its previous entity Revohloo Studios, Inc.



Gerardo Melendrez
Co-Founder/CTO

Gerardo is a graduate from Instituto Tecnológico y de Estudios Superiores de Monterrey with a Bachelor of Information Systems Engineering, Computer Science degree. Previous roles include software architect, analyst, and lead developer in a wide variety of businesses and consumer applications. Gerardo is particularly interested in the analysis, architecture, and development of desktop, web and mobile applications using the Microsoft technology stack. Currently he is Senior Lead Software Engineer at Boyd Gaming, a leader in the casino industry and sports betting market.



Robbie DeBarros
Co-Founder/Co-CEO

Robbie, a seasoned professional with just under 30 years of experience in the banking industry, has recently made the courageous decision to retire from her position as an AML Compliance Manager and assistant VP at Santander Bank after 24 years. Her unwavering commitment to Revohloo and its success is evident as she dedicates her undivided attention to our mission.

As a true leader, Robbie managed multiple teams with dedication and passion, guiding them to remarkable success and new heights. Her exceptional leadership skills groomed and prepared team members for their ascent up the corporate ladder, empowering them to seize exciting opportunities in their careers. Robbie's commitment to cultivating talent and fostering growth created a ripple effect, inspiring countless individuals to flourish and embark on their own extraordinary journeys. Her invaluable contributions have left an indelible mark at Santander.

Now, as Robbie focuses solely on Revohloo, she plans to use her unparalleled expertise and unwavering commitment to drive the team to new heights of success and innovation.

Do You Have Questions?

We're happy to answer ALL questions and help you make an informed investment decision. You may contact us here via our Pages' Discussion Board!

USE OF PROCEEDS

If the offering's maximum amount of $583,000 is raised:

Use	Value	% of Proceeds
Compensation for managers	$58,000	9.9%
App Development	$150,000	25.7%
Marketing	$200,000	34.3%
Legal Expenses	$30,000	5.1%
Operating Costs	$75,000	12.9%
Music Licensing	$41,434	7.1%
Intermediary fees	$28,567	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Revohloo, Inc.. This offering must raise at least $10,000 by June 28, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Revohloo may issue additional securities to raise up to $583,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

62,317,003 shares
× $0.30 per share

$18,695,101 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on June 6, 2023
- Form C/A on July 24, 2023
- Form C/A on August 15, 2023
- Form C/A on November 15, 2023
- Form C/A on January 26, 2024
- Form C/A on March 25, 2024
- Form C/A on April 29, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

Apr 29, 2024	Filed Form C/A
Mar 25, 2024	Filed Form C/A
Jan 26, 2024	Filed Form C/A
Jan 25, 2024	Exciting News! We're thrilled to announce the...
Nov 15, 2023	Filed Form C/A
Oct 1, 2023	Exciting News, Revohloo Fam! Our iOS APP is now...
Sep 23, 2023	Exciting news! The countdown has begun for the...
Aug 15, 2023	Filed Form C/A
Aug 11, 2023	Revohloo has just surpassed $60K in...
Jul 24, 2023	Filed Form C/A
Jun 30, 2023	We are thrilled to announce that Revohloo is...
Jun 27, 2023	Attention all supporters of our crowdfunding...
Jun 12, 2023	Greetings! Our second round of equity...
Jun 6, 2023	Primary offering of 1,943,333 shares at $0.30
Jun 6, 2023	Filed Form C
Apr 5, 2023	Greetings from the team at Revohloo! We are...
Apr 5, 2023	preciate your patience and support as we...
Apr 30, 2022	Primary offering finalized, selling 140,170 shares

Oct 17, 2021 • Hello Revohloo Investors, First, we would...

Sep 29, 2021 • Primary offering of 1,041,665 shares at $0.24

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